CERTIFIED RESOLUTIONS

     I, Wade Bridge, Assistant Secretary of Black Pearl Funds (the "Trust"), hereby certify that the following resolutions were adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, at a meeting of the Board held on November 10, 2006:

          RESOLVED, by a majority of the Board of Trustees and separately by a majority of the Trustees who are not "interested persons" of the Trust (the "non-interested Trustees"), as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the "1940 Act"), that the joint fidelity bond (the "Bond") issued by Federal Insurance Company, covering each officer and employee of the Trust and Black Pearl Funds against larceny and embezzlement, in the amount of $1,000,000 for a one-year term ending November 30, 2007 and in the proposed form presented at this meeting, after consideration of all factors deemed relevant by the Board, including, but not limited to, (i) the expected value of the aggregate assets of the Trust to which any officer or employee of the Trust may have access, (ii) the type and terms of the arrangements made for the custody and safekeeping of such assets, and
          (iii) the nature of the securities in the Trust's portfolios, be, and it hereby is, approved; and be it

          FURTHER RESOLVED, by a majority of the Board of Trustees and separately by a majority of the non-interested Trustees, that the portion of the premium for the Bond to be paid by the Trust, after consideration of all factors deemed relevant by the Board, including, but not limited to, (i) the number of the other parties named as insureds, (ii) the nature of the business activities of such other parties, (iii) the amount of the Bond, (iv) the amount of the premium for such Bond, (v) the ratable allocation of the premium among all parties named as insureds and (vi) the extent to which the share of the premium allocated to the Trust is less than the premium such Trust would have had to pay if it had provided and maintained a single insured bond, be, and it hereby is, approved; and be it

          FURTHER RESOLVED, that the appropriate officers of the Trust be, and each hereby is, authorized to increase the amount of the Bond coverage from time to time to ensure adequate coverage based upon the value of the Trust's assets and to enable the Trust to remain in compliance with the 1940 Act and the rules promulgated thereunder; and be it

          FURTHER RESOLVED, by a majority of the Board of Trustees and separately by a majority of the non-interested Trustees, that the continuation of the Joint Insured Bond Agreement between the parties covered by the Bond (the "Bond Agreement"), in substantially the form presented at this meeting, providing in substance that, in the event any recovery is received under the Bond as a result of a loss sustained by the Trust and any one or more other named insureds, the Trust shall receive an equitable and proportionate share of the recovery, but in no event less than the amount it would have received had it provided and maintained a single bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1 under the 1940 Act, be, and it hereby is, approved; and be it

          FURTHER RESOLVED, that the Secretary of the Trust or his or her delegate be, and each hereby is, authorized to make all necessary filings and give all



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          notices  and  information  with  respect  to such  Bond  and the  Bond
          Agreement required by paragraph (g) of Rule 17g-1 under the 1940 Act; and be it

          FURTHER RESOLVED, that the appropriate officers of the Trust be, and each hereby is, authorized to make any and all payments and to do any and all such further acts, in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper, with the advice of counsel, in connection with or in furtherance of the foregoing resolutions.



December 20, 2006

                                               /s/ Wade Bridge
                                              --------------------------------
                                              Wade Bridge, Assistant Secretary